Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES FOURTH QUARTER

AND FISCAL YEAR 2006 EARNINGS

Fiscal 2006 Net Sales Increased 5.3% to $462.1 Million

Fiscal 2006 Operating Income Increased 29.3% to $15.0 Million

Versus $11.6 Million in Fiscal 2005

Annual Net Income of $12.6 Million in Fiscal 2006 Versus $28.3 Million in Fiscal 2005

Adjusted Annual Net Income (non-GAAP measure) Based On Normalized Tax Rate Increased 36.5% to $9.5 Million in Fiscal 2006 From $7.0 Million in Fiscal 2005

Annual Online Sales Increased 52%

Rochelle Park, New Jersey, April 5, 2007 - United Retail Group, Inc. (NASDAQ-GM: “URGI”) today announced earnings for the fourth quarter and full year ended February 3, 2007.

Fourth Quarter Earnings

For the fourth quarter of fiscal 2006, net sales increased 6.8% to $127.6 million from $119.4 million in the prior year period. The fourth quarter of fiscal 2006 included 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2005. Net sales increased to $120.4 million for the first 13 weeks of the fiscal quarter.

Comparable store sales increased 0.5% for the first 13 weeks of the fourth quarter of fiscal 2006 on top of a 12.3% increase in the prior year period. Online sales at avenue.com, which are not included in comparable store sales, increased 52% for the comparable 13-week period.

Gross profit for the fourth quarter of fiscal 2006 was 24.7% of net sales compared with 25.1% of net sales for the comparable period in the previous year. The decrease resulted primarily from lower merchandise margins (as a percentage of net sales) although merchandise margin dollars increased $3.4 million.

General, administrative and store operating expenses for the fourth quarter were 22.1% of net sales for fiscal 2006 compared with 21.3% of net sales for the fourth quarter of fiscal 2005. The increase in SG&A as a percent of sales was due, among other things, to reduced yields from the Avenue proprietary credit card program resulting, among other things, from timing differences in the new financial structure compared to the prior year; non-cash write-offs of fixed assets related to the closure of several stores with negative cash flow; an incident driven increase in insurance expense (the program structure remained unchanged) and higher benefit costs; and expense of stock options, stock settled stock appreciation rights and restricted stock not included in the prior year’s results. In addition, SG&A reflects investments in infrastructure and personnel related to the Company’s Real Estate Department and the growth of the online business. These items increased SG&A by a total of $3.5 million. This was partially offset by lower store bonus and management incentive compensation and credits from the fair market valuation of cash settled stock appreciation rights, which favorably impacted SG&A by $2.5 million.

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Operating income for the fourth quarter of fiscal 2006 was $3.3 million compared with $4.5 million for the comparable period in the previous year. Operating income for the fourth quarter of fiscal 2006 included expense of $0.4 million for stock options, stock settled stock appreciation rights and restricted stock. No such expense was accrued for in the fourth quarter of fiscal 2005.

George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer, said: “Our results for the fourth quarter include increased expenses relating to significant investments we have been making in the business to support our growth initiatives and non-cash write-offs of fixed assets related to the closure of several stores with negative cash flow. Additional staff and resources are being added to our team in the areas of Product, Real Estate, Store Design and Construction as well as to support the continuing growth of avenue.com. In addition, we are launching a number of technology initiatives to strengthen our operating platforms.”

Net income for the fourth quarter of fiscal 2006 was $4.6 million, or $0.32 per diluted share, versus $21.3 million, or $1.54 per diluted share, in the comparable period of fiscal 2005. Benefits from income taxes had a disparate impact on the two years. Net income for the fourth quarter of fiscal 2006 included a tax benefit of $1.3 million (that reflected, among other items, a reversal of a $2.6 million valuation allowance related to the charitable contribution carryforward) compared with a tax benefit of $16.9 million (that reflected, among other items, the reversal of a $22.6 million valuation allowance related to deferred tax assets, net operating loss carryforwards and other tax attributes) in the fourth quarter of fiscal 2005.

Assuming a normalized income tax rate of 39.0% in both years, adjusted net income for the fourth quarter of fiscal 2006 would have been $2.0 million, or $0.14 per diluted share, versus $2.7 million, or $0.20 per diluted share, in the comparable period of fiscal 2005.

Mr. Remeta said: “To provide greater clarity for our results in the fourth quarter and the year, we felt it best to report results on a GAAP basis and also on an adjusted basis to reflect a normalized and constant tax rate of 39%. Our GAAP earnings in both the 2006 and 2005 reporting periods reflect tax benefits from reversals of certain tax valuation allowances that are not typical. The adjusted earnings more directly show our results on an ‘apples to apples’ basis.”

Fiscal Year Earnings

For the fiscal year 2006, net sales increased 5.3% to $462.1 million from $438.7 million in the previous year. Fiscal 2006 included 53 weeks compared to 52 weeks in the prior fiscal year. Net sales increased to $454.9 million for the first 52 weeks of the fiscal year.

Comparable store sales increased 4.0% for the first 52 weeks of the fiscal year on top of an 11.5% increase in the prior year. Online sales increased 52% for the comparable 52-week period.

Gross profit was 25.4% of net sales for both fiscal 2006 and fiscal 2005.

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General, administrative and store operating expenses were 22.2% of net sales for fiscal 2006 compared with 22.7% of net sales for fiscal 2005.

Operating income for fiscal 2006 increased 29.3% to $15.0 million from $11.6 million for the prior fiscal year. Operating income for fiscal 2006 included expense of $0.8 million for stock options, stock settled stock appreciation rights and restricted stock. No such expense was accrued for in fiscal 2005.

Net income for fiscal 2006 was $12.6 million, or $0.89 per diluted share, versus $28.3 million, or $2.12 per diluted share, for fiscal 2005. Net income for fiscal 2006 included a $3.0 million provision for income taxes while net income for fiscal 2005 included a $16.8 million benefit from income taxes.

Assuming a normalized income tax rate of 39% in both years, adjusted net income for fiscal 2006 would have been $9.5 million, or $0.67 per diluted share, a 36.5% increase over $7.0 million, or $0.52 per diluted share, for fiscal 2005.

Raphael Benaroya, the Company’s Chairman, President and Chief Executive Officer, commented: “We generated good results in fiscal 2006. I am pleased with our 29.3% increase in operating income, which improved significantly in fiscal 2006 despite a softer fourth quarter than I expected. I previously reported that unseasonable weather had an impact on sales in the fourth quarter. However, I was pleased to see clear indicators throughout the year, including the Fall season and fourth quarter, that the fundamentals of the business are sound. We achieved new 15-year record highs in three important measures of average store performance: sales, transactions and merchandise margin dollars (in the case of the fourth quarter, even for the first 13 weeks). Moreover, online sales continued their robust increase.”

Mr. Benaroya concluded: “I believe that our results and the healthy indicators from fiscal 2006 speak well of the AVENUE concept and support our strategic growth plan to (i) increase sales in the existing store base by even stronger assortments, new products and customer acquisitions, (ii) open successful new stores, (iii) continue the expansion of online sales and (iv) expand the AVENUE BODY® business. I am optimistic about the Company’s continued growth in fiscal 2007 and beyond.”

Capital Expenditures

During fiscal 2006, the Company opened 6 stores and closed 22 stores as part of its normal lease maintenance program. Capital expenditures for the year were $9.2 million and depreciation and amortization was $12.1 million.

For fiscal 2007, the Company is currently targeting 30 or more new store openings.

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Use of Non-GAAP Financial Measures

The Company has provided non-GAAP, adjusted net income and earnings per diluted share for the three months and fiscal year ended February 3, 2007 in this release, in addition to providing financial results in accordance with GAAP. This supplemental information reflects, on a non-GAAP, adjusted basis, the Company’s net income and earnings per diluted share based upon a normalized tax rate of 39%. This supplemental non-GAAP financial information is provided to enhance the reader’s overall understanding of the Company’s financial performance. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, net income and earnings per share prepared in accordance with GAAP. This non-GAAP information and a reconciliation of this information to GAAP amounts for the three months and fiscal year ended February 3, 2007 are included in a supplemental table at the end of this release.

Earnings Conference Call

The Company invites investors to listen to a broadcast of the Company’s conference call to discuss fourth quarter and fiscal year 2006 results, as well as ongoing corporate developments. The call will be broadcast live today at 8:30 a.m. (E.D.T.) and can be accessed by logging on to vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at vcall.com until April 19, 2007. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, avenue.com.

About United Retail Group, Inc.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 487 AVENUE® stores with 2,144,000 square feet of selling space, as well as the AVENUE.COM® website at avenue.com.

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The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following additional factors, among others, could also affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns and overall economic conditions; the impact of increased competition; variations in weather patterns; uncertainties relating to execution of the Company’s product repositioning strategy; store lease expirations; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production; and increases in fuel costs and prevailing wage rates in the industry.

Further, the financial data contained in the above release should be viewed as preliminary until the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission.

The reports filed by the Company with the Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta	Investor Relations:
	Vice Chairman and Chief Administrative Officer	Cara O’Brien/Leigh Parrish Press: Melissa Merrill
	United Retail Group, Inc.	Financial Dynamics
	(201) 909-2110	(212) 850-5600

These numbers are unaudited and subject to final adjustment

UNITED RETAIL GROUP, INC.

4TH QTR 2006

(000’S)

Consolidated Statements of Operations

	Quarter ended			Year ended
	(Unaudited)	(Unaudited)		(Unaudited)
	February 3,	January 28,	Percent	February 3,	January 28,	Percent
	2007 (1)	2006 (1)	+ or -	2007 (1)	2006 (1)	+ or -

Net sales	$127,571	$119,444	6.8%	$462,134	$438,738	5.3%
Cost of goods sold, including
buying and occupancy costs	96,052	89,478	7.3%	344,651	327,312	5.3%
Gross profit	31,519	29,966	5.2%	117,483	111,426	5.4%
General, administrative and store
operating expenses	28,186	25,492	10.6%	102,467	99,810	2.7%
Operating income	3,333	4,474	-25.5%	15,016	11,616	29.3%
Interest income	317	169	87.6%	1,289	483	166.9%
Interest expense	(340)	(173)	-96.5%	(683)	(652)	-4.8%
Income before income taxes	3,310	4,470	-26.0%	15,622	11,447	36.5%
Provision for / (benefit from) income taxes (2) (3)	(1,310)	(16,869)	-	3,020	(16,804)	-
Net income	$4,620	$21,339	-78.3%	$12,602	$28,251	-55.4%

Weighted average shares outstanding:
Basic	13,850	13,281		13,624	12,958
Diluted	14,323	13,841		14,221	13,328

Net income per common share:
Basic	$0.33	$1.61		$0.92	$2.18
Diluted	$0.32	$1.54		$0.89	$2.12

(1)

The fiscal quarter ended February 3,2007 included 14 weeks and the fiscal year ended February 3, 2007 included 53 weeks. The corresponding periods in the previous year included 13 weeks and 52 weeks, respectively.

(2)	Includes the reversal of $22.6 million of the valuation allowance in the fourth quarter of fiscal 2005 related to deferred tax assets, net operating losses and other tax attributes.

(3)	Includes the reversal of $2.6 million of the valuation allowance in the fourth quarter of fiscal 2006 related to the charitable contribution carryforward.

Consolidated Condensed Balance Sheets

	(Unaudited)
	February 3,	January 28,
	2007	2006

Assets
Cash and cash equivalents	$36,394	$32,268
Inventory (1)	70,738	62,801
Current deferred tax assets	4,295	9,350
Other	11,407	10,801
Total current assets	$122,834	$115,220

Property and equipment, net	62,887	66,791
Deferred compensation plan assets	5,148	4,086
Non-current deferred tax assets	13,147	9,473
Other assets	1,556	1,927

Total assets	$205,572	$197,497

Liabilities and Stockholders’ Equity
Current liabilities (1)	$60,561	$68,668

Long-term distribution center financing	1,060	1,877
Deferred lease incentives	10,383	10,636
Deferred compensation plan liabilities	5,148	4,086
Other non-current liabilities	9,027	9,066
Stockholders’ equity	119,392	103,163

Total liabilities and
stockholders’ equity	$205,572	$197,497

(1)	Includes import intransit inventories and corresponding payables of $11.0 million and $12.5 million as of February 3, 2007 and January 28,2006, respectively.

UNITED RETAIL GROUP, INC.

Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP financial measures

		Net Income	Diluted
Period	Description	(000’s)	EPS

Fiscal 2006 Q4	GAAP as originally reported	$4,620	$0.32

	Less: adjustment to benefit from income taxes to normalize	$2,601	$0.18
	rate at a 39% provision

	Adjusted non-GAAP	$2,019	$0.14

Fiscal 2005 Q4	GAAP as originally reported	$21,339	$1.54

	Less: adjustment to benefit from income taxes to normalize	$18,612	$1.34
	rate at a 39% provision

	Adjusted non-GAAP	$2,727	$0.20

Fiscal 2006	GAAP as originally reported	$12,602	$0.89

	Less: adjustment to provision for income taxes to normalize	$3,073	$0.22
	rate at 39%

	Adjusted non-GAAP	$9,529	$0.67

Fiscal 2005	GAAP as originally reported	$28,251	$2.12

	Less: adjustment to benefit from income taxes to normalize	$21,268	$1.60
	rate at a 39% provision

	Adjusted non-GAAP	$6,983	$0.52

Statistics

	Quarter ended		Year ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Store Count	February 3,	January 28,	February 3,	January 28,
	2007 (1)	2006 (1)	2007 (1)	2006 (1)

Beginning of period	491	507	500	514
New	6	0	6	1
Closed	(13)	(7)	(22)	(15)
End of period	484	500	484	500

Selling Square Footage (000’s)

Beginning of period	2,162	2,219	2,194	2,249
New / Expansion	28	0	28	4
Closed	(60)	(25)	(92)	(59)
End of period	2,130	2,194	2,130	2,194

Average	2,160	2,217	2,173	2,217

(1)

The fiscal quarter ended February 3,2007 included 14 weeks and the fiscal year ended February 3, 2007 included 53 weeks. The corresponding periods in the previous year included 13 weeks and 52 weeks, respectively.